Promissory Note (10 Years)

On this date of May 10, 2008, in return for valuable consideration received, Aduddell Industries, Inc., an Oklahoma corporation, (hereinafter “Borrower”), whose address is 14220 S. Meridian Dr., Oklahoma City, Oklahoma, 73173, promises to pay to Tim Aduddell and Ruth Aduddell, (hereinafter collectively “Lender”), whose address is P.O.Box 66, Newcastle, Oklahoma, 73065, the sum of One Million Dollars (US $1,000,000.00), together with interest at the rate of 7.50 % per annum from date of this note.

Terms of Repayment - This loan shall be repaid under the following terms:

Starting on August 10, 2008 and continuing thereafter from quarter (defined as three (3) calendar months) to quarter, until the date of May 10, 2018, the borrower shall make payments of interest only in the amount of $18,750.00. On May 10, 2018, final payment is due in the amount of $1,000,000.00 plus the quarterly interest of $18,750.00, unless partial principal payments are made earlier, then the final payment shall be the interest and principal balance due on the Note.

Late Fees: In the event that a payment due under this Note is not made within ten (10) days of the time set forth herein, the Borrower shall pay an additional late fee in the amount of 10.0% of said payment.

Place of Payment: All payments due under this note shall be made at P.O. Box 66, Newcastle, Oklahoma, or at such other place as the holders of this Note may designate in writing at any time.

Prepayment: This Note may be prepaid by Borrower in whole or in part at any time without premium or penalty. All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity. The quarterly amounts due thereafter shall be adjusted for any partial prepayments based on the interest rate of this Note.

Security:	This is an unsecured note.

Default: In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default, and including reasonable collection charges (including, where consistent with industry practices, a collection charge set as a percentage of the outstanding balance of this Note), should collection be referred to a collection agency.

Acceleration of Debt: In the event that the Borrower fails to make any payment due under the terms of this Note, seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

Modification: No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Transfer of the Note: The Borrowers hereby waive any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agree to remain bound by the terms of this Note subsequent to any transfer, and agree that the terms of this Note may be fully enforced by any subsequent holder of this Note.

Severability of Provisions: In the event that any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of the State of Oklahoma.

Signed this 10th day of May, 2008

/s/ Tim Aduddell

Borrower

Aduddell Industries, Inc.

By: Tim Aduddell, President and CEO

/s/

Witness